INVESTOR CONTACT: Kathy Cotten   investor_relations@portal.com Tel: 408.572.2345
MEDIA CONTACT:    Amanda Klinger aklinger@portal.com           Tel: 408.572.2985

       Portal Software Reports First Quarter Results for Fiscal Year 2004

            Third Consecutive Quarter of Revenue and Business Growth


CUPERTINO, CA (May 20, 2003) -- Portal Software, Inc. (Nasdaq: PRSF), a leading provider of billing and customer management software, today reported financial results for the first quarter of fiscal year 2004, period ended May 2, 2003.

First Quarter Results
Revenues for the quarter totaled $32.1 million, compared to revenues of $31.1 million in the prior quarter, and $31.1 million for the same period last year. Pro forma net loss for the first quarter of fiscal 2004 was $2.0 million, or $0.01 per diluted share. This compares to a pro forma net profit of $0.5 million, or $0.00 per diluted share in the prior quarter and a pro forma net loss of $11.2 million, or $0.06 per share in the first quarter of fiscal 2003. Pro forma amounts in the first quarter of fiscal year 2004 exclude amortization of acquisition-related costs of $0.7 million and stock option compensation expense of approximately $7.1 million. Net loss for the quarter ended May 2, 2003 was $9.8 million or $0.05 per share, in accordance with generally accepted accounting principles (GAAP).

Strategic Business Momentum
Key global customer and partner transactions in the quarter highlight Portal's continued momentum and validation as the leading product platform billing company in the market.
--   Vodafone Omnitel
     A leading Italian mobile operator and one of the largest organizations within the Vodafone Group, Vodafone Omnitel extended its relationship with Portal to include billing for voice solutions for its 19 million subscriber customer base. This builds on Vodafone's use of Infranet to support pre-and postpaid data and content billing, proving Infranet's ability to scale and deliver complete converged solutions.
--   T-Mobile USA
     Portal extended its technology leadership in the Wi-Fi market, announcing that T-Mobile USA is using Infranet to serve as the charging and rating system for its Wi-Fi broadband wireless Internet service. T-Mobile operates the largest carrier-owned Wi-Fi network in the country, available in more than 2,300 public access locations.
--   SAP
     Portal announced it has entered into a strategic alliance with SAP to provide a pre-packaged integrated solution for revenue management. This joint solution combines Portal's Infranet(R) with SAP's SAP for Telecommunications(R).

Global service providers continue to embrace Portal's Infranet product-centric solutions because they deliver the business agility needed to better-serve end customers. The Portal platform is designed to accelerate time to revenue while providing lower total cost of ownership and improved margins.

"Our product business model is working, and we are executing effectively delivering product-based solutions," said John Little, chief executive officer at Portal Software. "We are the only company in our market reporting increasing revenues and quarter-to-quarter product license growth."

Business Outlook
The following statements are based on current expectations and are forward-looking. They are subject to a number of uncertainties and risks, including those discussed below, and actual results may differ materially. We undertake no obligation to update these forward-looking statements.

While Portal's business appears to be strengthening, communications service providers continue to be very deliberate in their software purchasing decisions. There is a high probability that our customers will continue to constrain their capital spending for an extended period of time due to continued softness in their markets.

Further, the significant transactions Portal has recently closed and expects to complete in the future are larger, multi-year deals, which may add to long-term predictability, but may dampen near-term growth. These larger transactions may also significantly impact the quarter in which they close, thereby adding to the volatility of license revenues.

     -- While economic uncertainty and intense market competition remain unchanged, we expect Q2 revenues to be about equivalent with Q1. We also expect to show total fiscal year 2004 revenue 10-12% higher than the $121 million seen in fiscal 2003. While we see good opportunities in Asia, there is some risk the concerns around SARS and the war on terrorism could negatively impact our revenue there during the fiscal year.

     -- Second quarter gross margins are expected to be about flat with Q1, but there is some risk of their being slightly lower as we ramp up our consulting services capability to meet higher demand.

     -- We expect pro forma operating expenses for Q2 to be about the same as Q1.

     -- Given the large increase in receivables at the end of Q1, we expect collections and operating results to produce total cash break-even or better results for Q2.

     -- Given our current outlook, we expect Portal to return to pro forma profitability and positive cash flow operations within the current fiscal year.

     -- Pro forma operating expenses and net income in Q2 are expected to exclude amortization and write-off of acquisition-related costs and stock option compensation expense. Portal is unable to provide guidance on a GAAP basis because information relating to stock option compensation expense is currently not quantifiable on a forward-looking basis as it depends on various factors, including the future market price of our common stock.

Information About Pro Forma Presentation
To supplement Portal's consolidated financial statements presented on a GAAP basis, Portal uses additional non-GAAP or "pro forma" measures of operating results, net profit/loss and net profit/loss per diluted share adjusted to exclude certain costs, expenses and losses Portal believes appropriate to enhance an overall understanding of its past financial performance and also its prospects for the future. These adjustments to Portal's GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and Portal's marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before losses or other charges that are considered by management to be outside of Portal's core operational results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for planning and forecasting of future periods. Because there are no generally accepted industry standards for presenting non-GAAP results, the methods used by Portal may differ from the methods used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

In accordance with GAAP, net loss for the quarter ended May 2, 2003 was $9.8 million or $0.05 per share. This compares to a GAAP net loss of $2.6 million, or $0.01 per share in the prior quarter and a GAAP net loss of $12.0 million, or $0.07 per share in the first quarter of fiscal 2003. Pro forma amounts in the fourth quarter of fiscal year 2003 exclude amortization of acquisition-related costs of $1.2 million and stock option compensation expense of approximately $2.0 million. Pro forma amounts in the first quarter of fiscal year 2003 exclude amortization of acquisition-related costs of $0.8 million.

Conference Call Information
Portal will discuss its first quarter fiscal year 2004 results and other financial and business information in a conference call and an audio web cast on May 20, 2003, beginning at 2:00 p.m. Pacific time. The web cast is available to all interested parties and can be accessed at WWW.COMPANYBOARDROOM.COM. For those unable to listen to the live web cast, a replay will be available.

This press release and full company balance sheet and consolidated operations details will be filed as an exhibit to a current report on Form 8-K and will be posted on our web site prior to the conference call described above. For a copy of this press release and the company balance sheet and consolidated operations details, please visit the Investor Relations site at WWW.PORTAL.COM/ABOUT_PORTAL/INVESTOR_RELATIONS.

About Portal Software, Inc.

Portal Software provides flexible billing and subscriber management solutions to enable organizations to monetize their voice and digital transactions. Portal's convergent billing platform enables service providers to charge, bill and manage a wide range of services via multiple networks, payment models, pricing plans, and value chains. Portal's flexible and scalable product-based solutions enable customers to introduce new value added services quickly, providing maximum business value and lower total cost of ownership. Portal's customers include thirty-five of the top fifty wireless carriers as well as organizations such as Vodafone, AOL Time Warner, Deutsche Telekom, TELUS, NTT, China Telecom, Reuters, Telstra, China Mobile, Telenor Mobil, and France Telecom.

                                       ###


Statements in this release concerning Portal Software, Inc.'s business outlook, future financial and operating results, future expense reductions, and Portal's overall future prospects are forward looking statements that involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially include the following: General business and economic conditions and changes in the amount of technology spending by our customers and prospects; market acceptance of Portal's products and services; customer and industry analyst perceptions of Portal and its technology vision and future prospects; fluctuations in the market price of Portal stock that can result in unpredictable compensation expense charges; difficulties in implementing or realizing the benefits of cost reduction efforts, such as our ability to sublease excess office facilities in a timely and cost effective manner and to effectively renegotiate or terminate real estate leases to reduce lease obligations; sales force training and productivity; challenges associated with recruiting, training, and retaining skilled management and other personnel; ability to establish, maintain, and effectively implement relationships with system integrators and other strategic resellers and vendors; rapid technological changes; competitive factors; and unanticipated delays in scheduled product availability. These and other factors are described in detail in our Annual Report on Form 10-K for the fiscal year ended January 31, 2003. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.


Copyright (C) 2003 Portal Software, Inc. All rights reserved. Infranet and the Portal logo are U.S. registered trademarks, and Portal and TelcoOne are trademarks of Portal Software, Inc.